Exhibit 10.3

AMENDMENT NUMBER ONE

TO THE SUNCOKE ENERGY, INC. SAVINGS RESTORATION PLAN

WHEREAS, SunCoke Energy, Inc. (the “Company”) is the sponsor of the SunCoke Energy, Inc. Savings Restoration Plan (the “Plan”); and

WHEREAS, the Company has determined that it is desirable to make certain corrective and administrative amendments to the Plan, effective January 1, 2012 (the “Effective Date”), to facilitate Plan administration.

NOW THEREFORE, BE IT RESOLVED, that the Plan is hereby amended as of the Effective Date:

1.	A new Section IV.3.D is added as follows:

“D. Forfeitures: In the event a participant separates from service prior to becoming vested under Section IV.3.B of the Plan, any Matching Employer Contribution and Additional Employer Contribution amounts that are forfeited by the Participant shall be credited to the Plan’s forfeiture account and may be used to offset future Company contributions or Plan expenses.”

2.	The first sentence of Section V.1. is amended by replacing the words “on the first day of the seventh month following the termination of employment” with “within the seventh calendar month following the termination of employment”.

3.	The second and fourth sentences of Section V.2 are in each case amended by replacing the words “on the first day of the seventh month following the participant’s Retirement” with “within the seventh calendar month following the participant’s Retirement”.

4.	Section V.3 is amended by replacing the date of “January 1, 2016” in the penultimate sentence with “January 1, 2017”.

5.	Except as expressly modified herein, all other terms and conditions of the Plan remain in full force and effect.

IN WITNESS WHEREOF, the Company has caused this Amendment One to the Plan to be executed on the date shown below, but effective as of the Effective Date.

SUNCOKE ENERGY, INC.

By:	/s/ Gary P. Yeaw
Name:	Gary P. Yeaw
Title:	Vice President, Human Resources

Date:	April 24, 2012